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                                                                     EXHIBIT 11

                       BEARINGS, INC. AND SUBSIDIARIES

                     Computation of Net Income Per Share
                                 (Unaudited)
                      (Thousands,except per share data)

________________________________________________________________________________

                                                 Three Months Ended
                                                     September 30
                                                 1994           1993
                                                -----          -----
    AVERAGE SHARES OUTSTANDING
    --------------------------

 1. Average common shares outstanding           7,576          7,533

 2. Net additional shares outstanding
    assuming stock options exercised
    and proceeds used to purchase
    treasury stock                                142             97
                                                -----          -----

 3. Adjusted average common shares
    outstanding for fully diluted
    computation                                 7,718          7,630
                                                =====          =====

    NET INCOME
    ----------

 4. Net income as reported in
    statement of consolidated income           $3,019         $2,398
                                               ======         ======

    Net Income Per Share
    --------------------

 5. Net income per average common
    share outstanding (4/1)                    $  .40         $  .32
                                               ======         ======

 6. Net income per common share
    on a fully dilutive basis (4/3)            $  .39(A)      $  .31(A)
                                               ======         ======

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%